Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Bragg Gaming Group Inc. (the "Corporation")

100 King Street West, Suite 3400

Toronto, Ontario

M5X 1A4

Item 2.	Date of Material Change

January 20, 2021

Item 3.	News Release

A news release with respect to the material change referred to in this report was issued by the Corporation on January 20, 2021 through Globe Newswire and filed on the system for electronic document analysis and retrieval ("SEDAR") at www.sedar.com under the Corporation's profile.

Item 4.	Summary of Material Change

On January 20, 2021, the Corporation announced that it has satisfied its earn-out payment obligations owed to K.A.V.O. Holdings Limited, as vendor (the "KAVO"), further to its news releases of September 30, 2020, November 7, 2020, and November 18, 2020 (the "Transaction").

Immediately prior to the completion of the Transaction, Matevž Mazij had beneficial ownership of and exercised control or direction over 1.49 per cent of the issued and outstanding Common Shares. Following the completion of the Transaction, Matevž Mazij became a "control person" of the Corporation, and exercise control or direction over 27.02 per cent of the outstanding Common Shares on a non-diluted basis.

Item 5.	Full Description of Material Change

Item 5.1	Full Description of Material Change

The full description of the material change was set out in material change reports of the Corporation dated November 11, 2020 and November 13, 2020. The common shares of the Corporation issued to satisfy the second earn-out payment is subject to a statutory 4-month hold period.

On January 22, 2021, Matevž Mazij filed an early warning report under the SEDAR profile of the Company at www.sedar.com.

Item 5.2	Disclosure for Restructuring Transactions

N/A

Item 6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

N/A

Item 7.	Omitted Information

N/A

Item 8.	Executive Officer

For further information, please contact Yaniv Spielberg, CSO, Bragg Gaming Group Inc., Phone: 1-647-800-2282, Email: info@bragg.games.

Item 9.	Date of Report

January 25, 2021